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                                                                   Exhibit 10.10


                                SOFTWARE LICENSE

         SOFTWARE LICENSE (the "License") dated as of [ ], 2001, between Quality King Distributors, Inc., a New York corporation having its executive offices at 2060 Ninth Avenue, Ronkonkoma, New York 11779 ("Licensor"), and QK Healthcare, Inc., a Delaware corporation having its executive offices at 2060 Ninth Avenue, Ronkonkoma, New York 11779 ("Licensee").

         WHEREAS, pursuant to that certain Agreement and Plan of Corporate Separation, and Reorganization for QK Healthcare, Inc. of even date herewith among Licensor, Licensee and all of the shareholders of Licensor (the "Reorganization Agreement") Licensor and Licensee agreed to enter into this License; and

         WHEREAS, in accordance with the Reorganization Agreement, Licensor and Licensee have entered into that certain Support Services Agreement of even date herewith between Licensor and Licensee pursuant to which among other matters, Licensor will provide computer services to Licensee (the "Support Services Agreement).

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Licensor and Licensee agree as follows:

1.  LICENSE AND SCOPE.

Subject to the terms and conditions of this License, Licensor hereby grants to Licensee a perpetual license to use, adapt, modify and create derivative works of certain computer software owned by Licensor and more specifically identified in Exhibit A and all updates, modifications, enhancements and releases thereof and manuals and documentation related thereto in connection with the Pharmaceutical Business (as defined in that certain Indemnification, Noncompetition and Tax Cooperation Agreement of even date herewith among Licensor, Licensee and Pro's Choice Beauty Care, Inc., a New Jersey corporation (the "Software"). Licensor shall not grant a license to use, adopt, modify or create derivative works of the Software to any other person, firm, corporation, governmental or private entity, or any other entity of any kind which is competitive with the Pharmaceutical Business. In addition, Licensor has provided Licensee with one copy of the source code for the Software in Licensor's control (the "Source Code") and the manuals and documentation related thereto (the "Documentation") of which Licensee hereby acknowledges receipt. Licensor shall deliver one copy of all updates, modifications, enhancements and releases of the Source Code (the "Source Code Updates") and of all manuals and documentation related thereto (the "Documentation Updates"). Except as may be expressly set forth in this Agreement, Licensor grants no other rights to Licensee.
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2.  FEES AND PAYMENTS.

No fee will be charged by Licensor under this Agreement for the use, adaptation, modification or creation of derivative works of the Software, Source Code, Source Code Updates, Documentation or Documentation Updates.

Licensee is solely responsible for payment of any taxes (including sales or use taxes, intangible taxes, and property taxes) resulting from its acceptance of this license and possession and use of the Software, Source Code and Source Code Updates (other than taxes arising from or relating to Licensor's revenues). Licensee agrees to indemnify and hold Licensor harmless from all claims and liability arising from Licensee's failure to report or pay such taxes.

3.  LICENSEE'S RESPONSIBILITIES.

In the event that Licensor shall no longer provide computer services to Licensee under the Support Services Agreement:

         (a) Licensee shall be responsible for operating the Software, Source Code and Source Code Updates on its own equipment or on the equipment of a third party under contract to Licensee (the "Third Party Processor") used solely for the internal needs of Licensee's business.

         (b) Licensee shall be responsible for ensuring a proper environment and proper utilities for the computer system on which the Software will operate.

         (c) Licensee shall be responsible for maintaining and supporting the Software and hereby expressly acknowledges that Licensor will not be providing any maintenance or support or consultative services.

         (d) If Licensee installs the Software on a system operated by a Third Party Processor, Licensee shall remain liable to Licensor for the actions and omissions of the Third party Processor.


4.  CONFIDENTIALITY.

For purposes of this License, "Confidential Information" means all information, data and knowledge concerning the Software, the Source Code and the Documentation, including, but not limited to, the Software, the Source Code, the Source Code Updates, the Documentation, the Documentation Updates, trade secrets and other proprietary ideas or confidential information respecting inventions (whether or not patentable), patents, patent applications (under any divisions, continuations, in-whole or in part, patents issuing thereon and issues thereof) products, designs, sketches, plans, calculations, prototypes, models, formulas, specifications, procedures, discoveries, improvements, charts, diagrams, graphs, writings, methods, know-how, techniques, systems, processes, hardware, software, firmware, code, software programs, works of authorship, records, studies, trade practices,


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customer lists, projects, plans and proposals, whether in written, electronic, magnetic, optical, or any other form. Licensee shall use the Confidential Information only for maintaining and operating the Software for Licensee's internal use and shall not use the confidential information or assist others to use the confidential information for any other purposes and shall not publish or otherwise disclose the Confidential Information or any part thereof to any other person, firm or corporation; provided, however, that the obligation not to disclose the Confidential Information shall not apply to:

         (a) any of the following information: (i) information that Licensee receives from a third party without restriction or without breach of this License; (ii) information that is approved for release by the written authorization of the Licensor; or (iii) information that is or becomes publicly known other than through a knowing or wrongful act of Licensee;

         (b) to disclosures made pursuant to a subpoena or regulatory investigative demand; provided that the party subject to such subpoena or regulatory demand first gives reasonable notice to the other party so that the other party may contest such subpoena or regulatory investigative demand; and

         (c) to disclosures made to legal and financial advisors on a confidential basis.

Without limiting Licensee's general confidentiality obligations under this
Section 4, Licensee will maintain the Source Code, Source Code Updates, Documentation and Documentation Updates in strict confidence and will disclose the Source Code only to those employees or independent contractors of Licensee who have a legitimate business need to access the Source Code, Source Code Updates, Documentation and Documentation Updates for the uses permitted hereunder. Licensee will cause such employees or third parties, prior to being allowed access to the Source Code, Source Code Updates, Documentation and Documentation Updates, to be advised of the confidential nature of the Source Code, Source Code Updates, Documentation and Documentation Updates and to have or sign a non-disclosure agreement with restrictions at least as favorable to Licensor as those contained in this Agreement.

5.  PROPRIETARY PROTECTION AND RESTRICTIONS ON SOFTWARE.

Licensor shall have and retain sole and exclusive ownership of all right, title, and interest in and to the Software, the Documentation and the Documentation Updates and all modifications and enhancements thereof made by or on behalf of Licensor (including ownership of all trade secrets and copyrights pertaining thereto), subject only to the rights and privileges expressly granted to Licensee herein by Licensor. Any such modifications and enhancements of the Software shall be included in the "Software" for purposes of this Agreement. This License does not provide Licensee with title or ownership of the Software, but only a right of limited use. Licensee must keep the Software free and clear of all claims or encumbrances other than those caused by Licensor.

Licensee shall have and retain sole and exclusive ownership of all right, title and interest in and to all adaptations of, modifications to and derivative works of the Software, the Source Code, the Source Code


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Updates, the Documentation and Documentation Updates made by or on behalf of
Licensee (including ownership of all trade secrets and copyrights pertaining thereto).

Licensee may not distribute the Software, the Source Code, the Source Code Updates, the Documentation or the Documentation Updates, (electronically or otherwise), or any copy, adaptation, transcription, or merged portion thereof, made by or on behalf of Licensor except as expressly authorized by Licensor or permitted hereunder. except as expressly permitted in this License, Licensee will not be permitted to license, sublicense, assign, sell or transfer any rights relating to the Source Code and Source Code Updates to any other party, use the Source Code, Source Code Updates, Documentation, Documentation Updates or the Software for the benefit of any third party, or allow any third party access to or use of the Software. No service bureau work, multiple-user license, or time-sharing arrangement is permitted.

Notwithstanding anything to be contrary on this Section 5, the following events shall not constitute a impermissible transfer, lease sublicense or assignment of the Software or this Agreement: (i) a change in the person or persons who control the voting stock of the Licensee, (ii) the acquisition of all or substantially all the assets of Licensee or of Licensee's Pharmaceutical Business; provided that following such transaction the Software is used solely in connection with the Pharmaceutical Business and in accordance with the terms and provisions hereof and any transferee or assignee of the Software agrees in writing to be bound hereby and (iii) the pledge of the License as security for the Licensee's payment and performance of its obligations under loan documents with Licensee's lenders.

6.  USE OF SOFTWARE AFTER TERMINATION OF SUPPORT SERVICES AGREEMENT.

In the event that Licensor shall no longer provide computer services to Licensee under the Support Services Agreement, subject to Section 3 hereof, for the purposes of serving only the internal needs of Licensee's Pharmaceutical
Business:

         (a) Licensee may install and use the Software in Licensee's own facilities or on a computer system maintained by a Third Party Processor;

         (b) Licensee or a Third Party Processor may use the Source Code and Source Code Updates to maintain the Software;

         (c) Licensee may license the Software, Source Code, Source Code Updates, Documentation and Documentation Updates to a Third Party Processor.

         (d) Before delivering the Software, Source Code, Source Code Updates, Documentation or Documentation Updates to a Third party Processor, Licensee shall obtain from the third party processor an agreement in form reasonably satisfactory to Licensor that the Third party Processor will observe the terms of this Agreement, including, without limitation, the restrictions on use that are contained herein.

7.  NO WARRANTY AND LIMITATION OF LIABILITY.


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THE SOFTWARE, THE SOURCE CODE AND THE DOCUMENTATION ARE, AND THE SOURCE CODE
UPDATES AND DOCUMENTATION UPDATES WILL BE, PROVIDED "AS IS" AND "WHERE IS". EXCEPT AS PROVIDED IN SECTION 8, LICENSOR DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS, WARRANTIES AND CONDITIONS WITH RESPECT THERETO, INCLUDING, WITHOUT LIMITATION, ITS CONDITION, ITS CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE RESULTS OF ITS OPERATION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, ANY NEGLIGENCE, AND WARRANTIES OF NONINFRINGEMENT, OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

Except pursuant to the Support Services Agreement, Licensor shall not be obligated to correct, cure, or otherwise remedy any nonconformity or defect in the Software or Source Code.


8.  REPRESENTATIONS, WARRANTIES AND INDEMNITY.

Licensor represents that the Software substantially conforms to the description in the Source Code and the Documentation and that the Software as modified by any Source Code Updates will conform to the description in the Source Code as updated by the Source Code Updates and the Documentation, as modified by the Documentation Updates. Licensor further represents that Licensee's use of the Software, Documentation, Documentation Updates, Source Code and Source Code Updates, if used pursuant to the terms of this Agreement, will not constitute an infringement or other violation of the United States copyright, patent, trade secret or other property rights of any third party.

Licensor shall defend, indemnify and hold harmless Licensee, its affiliates, and the officers, directors, employees and agents of each of them, from and against any and all claims, damages, losses, expenses (including reasonable attorneys' fees), demands, actions, and causes of action arising out of or resulting from any (i) breach of any term of this Agreement by Licensor; (ii) any claim of any nature whatsoever brought by any third person or entity who allegedly suffers damage of any type as a result of Licensee's use of the Software unless arising as the result of any adaptation, modification or creation of derivative work of the Software made or undertaken at the direction of Licensee; or (iii) any claim of infringement of any copyright, patent or trade secret or other proprietary rights arising from the use of the Software, Source Code, Source Code Updates, Documentation or Documentation Updates. Licensor shall, at Licensee's request, defend any action, claim or suit asserting a claim covered by this indemnity. In each case, Licensee must promptly notify Licensor in writing of any such claim (but failure to so notify will not relieve the Licensor of its indemnification obligation hereunder except to the extent that Licensor is materially prejudiced by such failure), and Licensor shall be permitted to fully control the defense and any settlement of such claim. However, Licensor shall not, without Licensee's written consent, settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Licensee or any of Licensor's affiliates. Licensee shall cooperate fully in the defense of each such claim (except to the extent that any action would, in the reasonable


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judgment of Licensee, cause Licensee to jeopardize or lose the protection of attorney-client or other privilege) and may appear at its own expense through counsel.

Licensee shall defend, indemnify and hold harmless Licensor its affiliates, and the officers, directors, employees and agents of each of them, from and against any and all claims, damages, losses, expenses (including reasonable attorneys' fees), demands, actions, and causes of action arising out of or resulting from any (i) breach of any term of this Agreement by Licensee; (ii) any claim of any nature whatsoever brought by any third person or entity who allegedly suffers damage of any type as a result of Licensee's use of the Software other than as contemplated hereby or arising as the result of any adaptation, modification or creation of derivative work of the Software made or undertaken at the direction of Licensee; or (iii) any claim of infringement of any copyright, patent or trade secret or other proprietary rights arising from any modification, enhancement or use not contemplated hereby of the Software by Licensee. Licensee shall, at Licensor's request, defend any action, claim or suit asserting a claim covered by this indemnity. In each case, Licensor must promptly notify Licensee in writing of any such claim, and Licensee shall be permitted to fully control the defense and any settlement of such claim. However, Licensee shall not, without Licensor's written consent, settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Licensor or any of Licensee's affiliates. Licensor shall cooperate fully in the defense of each such claim and may appear at its own expense through counsel.

9.  TERM OF LICENSE; TERMINATION.

Licensee's license to use the Software in accordance with the terms and provisions hereof shall become effective upon the date hereof and shall continue in perpetuity.

Licensor may terminate this License upon a material breach by Licensee which is not cured by Licensee within ninety (90) days following receipt by Licensee of written notice from Licensor of such breach. Licensee may terminate this License at any time upon written notice to Licensor.

Upon termination of this License, all rights granted to Licensee will terminate and revert to Licensor. Promptly upon termination of this License for any reason or upon discontinuance or abandonment of Licensee's possession or use of the Software, Source Code, Source Code Updates, Documentation and/or Documentation Updates, Licensee must return or destroy, as requested by Licensor, all copies of the Software, Source Code, Source Code Updates, Documentation and Documentation Updates in Licensee's possession (whether modified or unmodified), and all other materials pertaining to the Software, Source Code, Source Code Updates, Documentation and Documentation Updates (including all copies thereof) that are in Licensee's possession or control. Licensee agrees to certify Licensee's compliance with such restriction upon Licensor's request.

10.  MISCELLANEOUS.

         (a) This License shall be governed by and construed in accordance with the laws of the State of New York.


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         (b) No modification of this License shall be binding unless it is in writing and is signed by an authorized representative of the party against whom enforcement of the modification is sought and, in the case of the Licensee, such modification shall have been consented to by the independent directors of Licensee (a director shall be deemed to be an "independent director" if he or she satisfies the requirement of independence set forth in the current rules of the New York Stock Exchange).

         (c) Any notices required or permitted under this License shall be in writing and delivered in person or sent by registered or certified mail, return receipt requested, with proper postage affixed.

         (d) In the event that any of the terms of this License is or becomes or is declared to be invalid or void by any court or tribunal of competent jurisdiction, such term or terms shall be null and void and shall be deemed severed from this License and all the remaining terms of this License shall remain in full force and effect.

         (e) All headings in this License are solely for convenience and shall not be considered in interpreting this License.

         (f) THIS LICENSE IS THE COMPLETE AND EXCLUSIVE STATEMENT OF LICENSOR'S OBLIGATIONS AND RESPONSIBILITIES TO LICENSEE WITH REGARD TO THE SOFTWARE AND SUPERSEDES ANY OTHER PROPOSAL, REPRESENTATION, OR OTHER COMMUNICATION BY OR ON BEHALF OF LICENSOR RELATING TO THE SUBJECT MATTER HEREOF.


QK HEALTHCARE, INC.                       QUALITY KING DISTRIBUTORS, INC.

By: _______________________________       By: ______________________________

Name: _____________________________       Name: ____________________________

Title: ____________________________       Title: ___________________________

Date: _____________________________       Date: ____________________________



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                                    EXHIBIT A

                                Licensed Software


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